    As filed with the Securities and Exchange Commission on June 7, 1999
                                                     Registration No. 333-70505
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                 SUPERGEN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ----------------------
         DELAWARE                      2834                    91-1841574
      (STATE OR OTHER            (PRIMARY STANDARD          (I.R.S. EMPLOYER
      JURISDICTION OF               INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR           CLASSIFICATION CODE
       ORGANIZATION)                  NUMBER)

                          TWO ANNABEL LANE, SUITE 220
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ----------------------
                                JOSEPH RUBINFELD
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SUPERGEN, INC.
                           TWO ANNABEL LANE, SUITE 220
                           SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------
                                   COPIES TO:
                               JOHN V. ROOS, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300
                             ----------------------

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------

                                EXPLANATORY NOTE

     This Post-Effective Amendment No.2 (the "Amendment") to the Registration Statement on Form S-3 (File No. 333-70505) of SuperGen, Inc. (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of amending certain exhibits previously filed with the Registration Statement and/or filing additional exhibits and accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement consists of the Registration Statement as filed with the Commission at the time it became effective on May 20, 1999, as supplemented by this Amendment.
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


                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.

    EXHIBIT
    NUMBER    DESCRIPTION OF DOCUMENT
    ------    -----------------------
    3.1       Certificate of Incorporation of the Registrant (1)
    3.2       Bylaws, as amended, of the Registrant (2)
    5.1       Opinion of Wilson Sonsini Goodrich & Rosati, P.C.**
   23.1       Consent of Ernst & Young LLP, Independent Auditors*
   23.2       Consent of Counsel (included in Exhibit 5.1)**
   24.1       Power of Attorney*

--------------
*    Previously filed exhibit.

**   Filed herewith.

(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, State of California, on June 7, 1999.

                                   SUPERGEN, INC.
                                   By:  /s/ Joseph Rubinfeld
                                      -------------------------------
                                        Joseph Rubinfeld
                                        CHIEF EXECUTIVE OFFICER,
                                        PRESIDENT AND DIRECTOR


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                      DATE
          ---------                         -----                      ----
 By: /s/ Joseph Rubinfeld    Chief Executive Officer, President    June 7, 1999
    ----------------------   and Director (Principal Executive,
    Joseph Rubinfeld         Financial and Accounting Officer)

 By:    *                    Director                              June 7, 1999
    ----------------------
    Denis Burger

 By:                         Director                              June 7, 1999
    ----------------------
    Lawrence J. Ellison

 By:                         Director                              June 7, 1999
    ----------------------
    Julius Vida

 By:    *                    Director                              June 7, 1999
    ----------------------
    Daniel Zurr

 *By: /s/ Joseph Rubinfeld
    ----------------------
     Joseph Rubinfeld
     Attorney-in-fact

                                  INDEX TO EXHIBITS


   EXHIBIT
   NUMBER    DESCRIPTION OF DOCUMENT
   ------    -----------------------
      3.1    Certificate of Incorporation of the Registrant (1)
      3.2    Bylaws, as amended, of the Registrant (2)
      5.1    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.**
     23.1    Consent of Ernst & Young LLP, Independent Auditors*
     23.2    Consent of Counsel (included in Exhibit 5.1)**
     24.1    Power of Attorney*

--------------
*    Previously filed exhibit.

**   Filed herewith.

(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.